Black Hills Corp. Reports Second Quarter 2018 Results

RAPID CITY, S.D. — Aug. 6, 2018 — Black Hills Corp. (NYSE: BKH) today announced financial results for the second-quarter 2018. GAAP net income from continuing operations available for common stock for the second quarter of 2018 was $24 million or $0.45 per diluted share, compared to net income from continuing operations available for common stock for the second quarter of 2017 of $23 million, or $0.41 per diluted share.

Net income from continuing operations available for common stock, as adjusted, for the second quarter of 2018 was $24 million, or $0.45 per diluted share compared to net income from continuing operations available for common stock, as adjusted, of $23 million, or $0.42 per diluted share, for the same period in 2017 (this is a non-GAAP measure and an accompanying schedule for the GAAP to non-GAAP adjustment reconciliation is provided).

Net income available for common stock for the second quarter of 2018 was $22 million or $0.40 per diluted share compared to net income available for common stock for the second quarter of 2017 of $22 million or $0.40 per diluted share. Net income available for common stock includes results from discontinued operations for both periods presented.

“We delivered excellent operational performance as the organization focused on our utility growth strategy,” said David R. Emery, chairman and CEO of Black Hills Corp. “Adjusted earnings per share increased 7 percent over the prior year, and we are on target to achieve full year earnings within our 2018 guidance range. Financial results were driven by strong performance at our electric utilities, mainly from recent transmission investments, higher commercial and industrial demand and favorable weather compared to last year.

“We continued working with our regulators on rate reviews and tax reform. We received approvals for rate reviews at our intrastate pipeline in Colorado and natural gas utility in northwest Wyoming, and made progress on a rate review in Arkansas. We also finalized plans in collaboration with utility commissions in Colorado, Iowa, and Nebraska to deliver benefits of the 2017 corporate federal income tax reform to our customers.

“Our team continued to execute on strategic projects to upgrade our utility infrastructure, add renewable generation and build the foundation for future earnings growth, while strengthening our excellent safety record and reliability for our customers. The first 48-mile segment of a 175-mile electric transmission line extending from South Dakota into Nebraska was placed in service in July. In May, we requested approval to construct a new 35-mile natural gas pipeline in Wyoming to enhance supply and reliability for our utility customers in central Wyoming. In addition, our power generation segment received approval in May to construct a 60-megawatt wind project to serve our electric utility customers in Colorado,” concluded Emery.

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share amounts)	2018	2017	2018	2017
GAAP:
Net income from continuing operations	$24.3	$22.8	$159.7	$100.9
(Loss) from discontinued operations, net of tax	(2.4)	(0.6)	(4.8)	(2.2)
Net income available for common stock	$21.9	$22.2	$154.9	$98.7

Earnings per share from continuing operations, diluted	$0.45	$0.41	$2.94	$1.83
(Loss) per share from discontinued operations, net of tax	(0.05)	(0.01)	(0.09)	(0.04)
Earnings per share, diluted	$0.40	$0.40	$2.85	$1.79

Non-GAAP:
Net income from continuing operations, as adjusted	$24.3	$23.1	$112.5	$102.1

Earnings per share from continuing operations, as adjusted, diluted	$0.45	$0.42	$2.07	1.85

Black Hills Corp. highlights, recent regulatory filings and other updates include:

Utilities

•
On July 25, South Dakota Electric placed in service the first 48-mile segment of a $70 million, 175-mile, 230-kilovolt transmission line from Rapid City, South Dakota, to Stegall, Nebraska. The remaining segment is expected to be in service by the end of 2019.

•
On July 16, Wyoming Gas (Northwest Wyoming) received approval of a rate review to recover $6 million of system integrity investments. The settlement includes an increase of $1.0 million in annual revenue based on a return on equity of 9.6 percent and a capital structure of 54 percent equity and 46 percent debt. New rates will be effective Sept. 1, 2018.

•	On July 10, Wyoming Electric set a new all-time peak load of 254 megawatts, surpassing the previous peak load of 249 megawatts set in July 2017.

•	On June 27, Colorado Electric set a new all-time peak load of 413 megawatts, surpassing the previous peak load of 412 megawatts set in July 2016.

•
On June 1, Rocky Mountain Natural Gas, an intrastate pipeline company in Colorado, implemented new rates after an administrative law judge recommended approval of a settlement agreement and the Colorado Public Utilities Commission took no further action. The settlement includes an increase of $1.1 million in annual revenue and an extension of the safety and system integrity rider to recover investments from 2018 through 2021. The revenue increase was based on a return on equity of 9.9 percent and a capital structure of 46.6 percent equity and 53.4 percent debt.

•
On May 18, Wyoming Gas filed for a certificate of public convenience and necessity with the Wyoming Public Service Commission to construct a $54 million, 35-mile natural gas pipeline in central Wyoming. If approved, the Natural Bridge Pipeline will be constructed from an interconnection supply point near Douglas, Wyoming, to existing facilities near Casper, Wyoming. The pipeline will provide additional sources of natural gas supply, increase capacity and improve reliability for customers.

•
On April 25, Colorado Electric received approval from the Colorado Public Utilities Commission to contract with Black Hills Electric Generation to purchase 60 megawatts of wind energy through a 25-year power purchase agreement. This renewable energy ensures Colorado Electric’s compliance with Colorado’s Renewable Energy Standard.

•
During the second quarter, Black Hills reached agreements with regulatory commissions in Colorado, Iowa and Nebraska to pass on to utility customers the benefits of the 2017 corporate federal income tax reform. In the first quarter, the company reached a similar agreement with the commission in Kansas. Benefits of tax reform were included in rate reviews at Rocky Mountain Natural Gas and Wyoming Gas (Northwest Wyoming), and are included in the ongoing rate review at Arkansas Gas. Arkansas recently issued an order requiring all investor owned utility companies to submit plans within 30 days on how they plan to pass tax reform benefits to customers. The company is reviewing the order and its impacts on customers in relation to the company's rate review currently in process.

Power Generation

•
On April 25, Black Hills Electric Generation was selected to provide 60 megawatts of renewable energy from a new wind project to Colorado Electric through a 25-year power purchase agreement. The $71 million Busch Ranch II wind project is expected to be constructed and placed in service during the fourth quarter of 2019.

Corporate

•
On July 30, Black Hills Corp. amended and restated its corporate revolving credit facility, maintaining total commitments of $750 million and extending the term through July 30, 2023, with two one-year extension options. The facility includes an accordion feature that allows the company, under certain conditions, to increase total commitments up to $1 billion. The terms are materially consistent with the previous agreement.

•
On July 30, Black Hills Corp. amended and restated its $300 million term loan due in August 2019 with a new maturity of July 30, 2020. The cost of borrowing is based on LIBOR plus a spread based on the company's credit rating, which is currently 75 basis points per annum.

•
On July 25, Black Hills’ board of directors declared a quarterly dividend on the common stock. Shareholders of record at the close of business on Aug. 20, 2018, will receive $0.475 per share, equivalent to an annual dividend rate of $1.90 per share, payable on Sept. 1, 2018.

Discontinued Operations - Oil and Gas

•
As of June 30, the company had sold nearly all oil and gas assets. Transaction closing for the last few assets and final accounting are expected within the third quarter. The closing of the oil and gas office will occur in August.

BLACK HILLS CORPORATION
CONSOLIDATED FINANCIAL RESULTS

(Minor differences may result due to rounding)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(in millions)
Net income (loss) available for common stock:

Electric Utilities (b)	$21.9	$18.8	$41.7	$41.1
Gas Utilities (a)	(1.2)	(0.3)	106.5	45.7
Power Generation (b)	4.8	5.3	10.6	11.9
Mining (b)	3.0	2.7	6.0	5.6
	28.5	26.6	164.8	104.2

Corporate and Other (b)	(4.2)	(3.8)	(5.1)	(3.3)
				—
Net income from continuing operations	24.3	22.8	159.7	100.9

(Loss) from discontinued operations, net of tax	(2.4)	(0.6)	(4.8)	(2.2)
Net income available for common stock	$21.9	$22.2	$154.9	$98.7

(a)	Net income from continuing operations for the six months ended June 30, 2018 included a $49 million tax benefit resulting from legal entity restructuring.

(b)
Net income from continuing operations for the six months ended June 30, 2018 included approximately $2.3 million of income tax expense recorded primarily as a result of an increase to a valuation allowance associated with tax reform related changes in estimated future taxable income. The impact to our operating segments and Corporate and Other was: Electric Utilities $0.4 million; Power Generation $0.7 million; Mining $0.5 million; and Corporate and Other $0.6 million.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Weighted average common shares outstanding (in thousands):
Basic	53,355	53,229	53,337	53,191
Diluted	54,520	55,384	54,361	55,179

Earnings per share:
Basic -
Net Income	$0.46	$0.43	$2.99	$1.90
Discontinued Operations	(0.05)	(0.01)	(0.09)	(0.04)
Total Basic Earnings Per Share	$0.41	$0.42	$2.90	$1.86

Diluted -
Net Income	$0.45	$0.41	$2.94	$1.83
Discontinued Operations	(0.05)	(0.01)	(0.09)	(0.04)
Total Diluted Earnings Per Share	$0.40	$0.40	$2.85	$1.79

2018 EARNINGS GUIDANCE REAFFIRMED

Earnings from continuing operations per share, as adjusted, is a non-GAAP financial measure. Earnings from continuing operations per share, as adjusted, is defined as GAAP Earnings from continuing operations per share adjusted for expenses and gains that the company believes do not reflect core operating performance. Examples of these types of adjustments may include unique one-time non-budgeted events, impairment of assets, acquisition and disposition costs, and other adjustments noted in the earnings guidance reconciliation table below.

Black Hills reaffirms its guidance for 2018 earnings from continuing operations, as adjusted (a non-GAAP measure*), to be in the range of $3.30 to $3.50 per share, based on the following assumptions:

•	Capital spending of $478 million;

•	Normal weather conditions within our utility service territories including temperatures, precipitation levels and wind conditions;

•	Normal operations for planned construction, maintenance and/or capital investment projects;

•	Successful completion of utility rate reviews;

•	No significant unplanned outages at any of our power generation facilities;

•	No planned equity financing under our At-the-Market equity offering program;

•	Conversion of equity units prior to Nov. 1, 2018;

•	Lower tax benefits on holding company debt (due to lower tax rate), which are largely offset by the benefit of lower tax rate on non-utility earnings;

•	No significant acquisitions or divestitures; and

•	Oil and gas segment reported as discontinued operations

2018 Earnings Guidance Reconciliation
	LOW	HIGH

Earnings from continuing operations per share (GAAP)	$4.17	$4.37
Adjustments*:
Tax reform	0.04	0.04
Legal restructuring - income tax benefit	(0.91)	(0.91)
	(0.87)	(0.87)

Total adjustments	(0.87)	(0.87)

Earnings from continuing operations per share, as adjusted (non-GAAP)	$3.30	$3.50

*	Additional adjustments may occur in the third and fourth quarters. Adjustments shown reflect the actual adjustments made for the first six months of the year.

CONFERENCE CALL AND WEBCAST

Black Hills will host a live conference call and webcast at 11 a.m. EDT on Tuesday, Aug. 7, 2018, to discuss our financial and operating performance.

To access the live webcast and download a copy of the investor presentation, go to the Black Hills website at www.blackhillscorp.com, and click on “Events and Presentations” in the “Investor Relations” section. The presentation will be posted on the website before the webcast. Listeners should allow at least five minutes for registering and accessing the presentation. Those interested in asking a question during the live broadcast or those without Internet access can call 866-544-7741 if calling within the United States. International callers can call 724-498-4407. All callers need to enter the passcode 6952027 when prompted.

For those unable to listen to the live broadcast, a replay will be available on the company’s website.

USE OF NON-GAAP FINANCIAL MEASURE

As noted in this news release, in addition to presenting its earnings information in conformity with Generally Accepted Accounting Principles (GAAP), the company has provided non-GAAP earnings data reflecting adjustments for special items as specified in the GAAP to non-GAAP adjustment reconciliation table below. Net income from continuing operations available for common stock, as adjusted, is defined as Net income from continuing operations, adjusted for expenses and gains that the company believes do not reflect the company’s core operating performance. The company believes that non-GAAP financial measures are useful to investors because the items excluded are not indicative of the company’s continuing operating results. The company’s management uses these non-GAAP financial measures as an indicator for planning and forecasting future periods. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. The presentation of these non-GAAP financial measures should not be construed as an inference that future results will not be affected by unusual, non-routine, or non-recurring items.

Gross margin (revenue less cost of sales) is considered a non-GAAP financial measure due to the exclusion of depreciation and amortization from the measure. The presentation of gross margin is intended to supplement investors’ understanding of operating performance. Gross margin for our Electric Utilities is calculated as operating revenue less cost of fuel and purchased power. Gross margin for our Gas Utilities is calculated as operating revenues less cost of gas sold. Our gross margin is impacted by the fluctuations in power purchases and natural gas and other fuel supply costs. However, while these fluctuating costs impact gross margin as a percentage of revenue, they only impact total gross margin if the costs cannot be passed through to customers. Gross margin measure may not be comparable to other companies’ gross margin measure. Furthermore, this measure is not intended to replace operating income as determined in accordance with GAAP as an indicator of operating performance.

	Three Months Ended June 30,				Six Months Ended June 30,
(In millions, except per share amounts)	2018		2017		2018		2017
(after-tax)	Income	EPS	Income	EPS	Income	EPS	Income	EPS
Net income from continuing operations available for common stock (GAAP)	$24.3	$0.45	$22.8	$0.41	$159.7	$2.94	$100.9	$1.83
Adjustments:
Legal restructuring - income tax benefit	—	—	—	—	(49.5)	(0.91)	—	—
Tax reform	—	—	—	—	2.3	0.04	—	—
Acquisition costs (pre-tax)	—	—	0.5	0.01	—	—	1.9	0.03
Total adjustments	—	—	0.5	0.01	(47.2)	(0.87)	1.9	0.03

Tax on Adjustments:
Acquisition costs	—	—	(0.2)	—	—	—	(0.7)	(0.01)
Adjustments, net of tax	—	—	0.3	0.01	(47.2)	(0.87)	1.2	0.02

Net income from continuing operations available for common stock, as adjusted (non-GAAP)	$24.3	$0.45	$23.1	$0.42	$112.5	$2.07	$102.1	$1.85

SEGMENT PERFORMANCE SUMMARY

Our segment highlights for the three months ended June 30, 2018, compared to the three months ended June 30, 2017, are discussed below. The following segment information does not include certain intercompany eliminations. Minor differences in comparative amounts may result due to rounding. All amounts are presented on a pre-tax basis unless otherwise indicated.

Certain industries in which we operate are highly seasonal, and revenue from, and certain expenses for, such operations may fluctuate significantly between quarterly periods. Demand for electricity and natural gas is sensitive to seasonal cooling, heating and industrial load requirements, as well as changes in market prices. In particular, the normal peak usage season for our electric utilities is June through August while the normal peak usage season for our gas utilities is November through March. Significant earnings variances can be expected between the Gas Utilities segment’s peak and off-peak seasons. Due to this seasonal nature, our results of operations for the three and six months ended June 30, 2018 and 2017 are not necessarily indicative of the results of operations to be expected for any other period or for the entire year.

Electric Utilities

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2018	2017	2018 vs. 2017	2018	2017	2018 vs. 2017
	(in millions)
Gross margin (a) (b)	$109.3	$106.2	$3.1	$215.8	$213.8	$2.0

Operations and maintenance	45.1	44.3	0.8	90.2	85.1	5.1
Depreciation and amortization	24.6	23.1	1.5	49.2	46.0	3.2
Operating income	39.6	38.8	0.8	76.4	82.7	(6.3)

Interest expense, net	(13.2)	(12.9)	(0.3)	(26.5)	(26.3)	(0.2)
Other income (expense), net	(0.5)	0.6	(1.1)	(0.7)	0.9	(1.6)
Income tax benefit (expense)	(4.0)	(7.6)	3.6	(7.5)	(16.3)	8.8
Net income (loss) available for common stock	$21.9	$18.8	$3.1	$41.7	$41.1	$0.6

(a)	Non-GAAP measure.

(b)
The three and six months ended June 30, 2018 include Horizon Point shared facility revenues of approximately $2.7 million and $5.3 million, respectively, which are allocated to all of our operating segments as facility expenses. This shared facility agreement has no impact on BHC’s consolidated operating results.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Operating Statistics:
Retail sales - MWh	1,299,875	1,227,571	2,620,314	2,521,296
Contracted wholesale sales - MWh	218,132	165,881	455,836	351,997
Off-system sales - MWh	178,854	130,423	307,895	317,858
Total electric sales - MWh	1,696,861	1,523,875	3,384,045	3,191,151

Regulated power plant availability:
Coal-fired plants	91.2%	74.8%	93.1%	83.0%
Natural gas fired plants and other plants	98.1%	94.5%	97.2%	96.5%
Wind	96.7%	93.4%	96.9%	92.4%
Total availability	95.8%	88.0%	95.9%	91.8%

Wind capacity factor	41.7%	35.8%	46.1%	39.7%

Second Quarter 2018 Compared with Second Quarter 2017

Gross margin increased primarily due to a $1.7 million increase in residential margins from warmer weather in the current year, higher rider revenues of $2.3 million primarily related to transmission investment recovery, higher commercial and industrial demand of $1.1 million and higher non-energy revenue of $2.9 million primarily from Horizon Point shared facility revenue (this shared facility revenue is offset by facility expenses at our operating segments and has no impact on consolidated results). These increases were partially offset by a $5.3 million reserve to revenue to reflect the lower federal income tax rate from the Tax Cuts and Jobs Act (TCJA) on our existing rate tariffs.

Operations and maintenance increased primarily due to higher facility costs of $1.3 million, partially offset by lower vegetation management expenses compared to the same period in the prior year.

Depreciation and amortization increased primarily due to a higher asset base driven by the prior year additions of Horizon Point and the Teckla-Lange transmission line.

Interest expense, net was comparable to the same period in the prior year.

Other income (expense), net decreased due to the presentation change of non-service pension costs to Other income (expense) in the current year, previously reported in Operations and maintenance, and higher prior year AFUDC associated with higher prior year capital spend.

Income tax benefit (expense): The effective tax rate decreased from the prior year due to the reduction in the federal corporate income tax rate from 35 percent to 21 percent from the TCJA, effective January 1, 2018.

Gas Utilities

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2018	2017	2018 vs. 2017	2018	2017	2018 vs. 2017
	(in millions)
Gross margin (a)	$109.6	$104.1	$5.5	$297.2	$287.6	$9.6

Operations and maintenance	71.7	65.0	6.7	142.6	135.7	6.9
Depreciation and amortization	21.4	20.9	0.5	42.7	41.7	1.0
Operating income	16.5	18.2	(1.7)	111.9	110.2	1.7

Interest expense, net	(19.3)	(19.6)	0.3	(39.0)	(39.4)	0.4
Other income (expense), net	(0.9)	(0.2)	(0.7)	(0.8)	—	(0.8)
Income tax benefit (expense)	2.5	1.3	1.2	34.3	(24.9)	59.2
Net income (loss)	(1.2)	(0.3)	(0.9)	$106.5	$45.8	$60.7
Net income attributable to noncontrolling interest	—	—	—	—	(0.1)	0.1
Net income (loss) available for common stock	$(1.2)	$(0.3)	$(0.9)	$106.5	$45.7	$60.8

(a)	Non-GAAP measure.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Operating Statistics:
Total gas sales - Dth	15,200,861	12,103,325	60,429,836	50,002,660
Total transport and transmission volumes - Dth	32,846,279	30,924,304	77,579,754	71,737,178

Second Quarter 2018 Compared with Second Quarter 2017

Gross margin benefited from a $2.8 million increase driven by higher natural gas volumes sold and a $0.9 million weather impact from colder spring temperatures as our service territories experienced colder weather in the current period compared to the same period in the prior year. Heating degree days were 1 percent below normal in the current year compared to 9 percent below normal for the same period in the prior year. Compared to the prior year, mark-to-market gains on non-utility natural gas commodity contracts increased $1.6 million, customer growth added $1.0 million in additional margin and rider revenues increased by $1.3 million primarily from our capital integrity recovery riders. These increases compared to the prior year are partially offset by a $2.2 million current year reserve to revenue to reflect the reduction of the lower federal income tax rate from the TCJA on our existing utility rate tariffs.

Operations and maintenance increased primarily due to higher employee costs of approximately $3.3 million driven primarily by labor, benefits and increased corporate allocations. Other increases compared to the prior year were from bad debt expense, which increased approximately $1.5 million driven by the current year increase in revenues, an increase in net facility costs of $1.3 million and higher property taxes.

Depreciation and amortization increased due to a higher asset base driven by previous year capital expenditures.

Interest expense, net was comparable to the same period in the prior year.

Other income (expense), net decreased from the prior year due primarily to the presentation change of non-service pension costs to Other income (expense) in the current year, previously reported in Operations and maintenance.

Income tax benefit (expense) increased from the prior year due to greater flow through benefits and lower state taxes, partially offset by the lower tax rate as a result of the reduction of the federal corporate income tax rate from 35 percent to 21 percent from the TCJA, effective January 1, 2018.

Power Generation

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2018	2017	2018 vs. 2017	2018	2017	2018 vs. 2017
	(in millions)
Revenue	$21.9	$21.8	$0.1	$45.0	$45.4	$(0.4)

Operations and maintenance	10.0	8.5	1.5	18.1	16.6	1.5
Depreciation and amortization (a)	1.6	1.1	0.5	3.2	2.3	0.9
Operating income	10.3	12.2	(1.9)	23.7	26.5	(2.8)

Interest expense, net	(1.3)	(0.7)	(0.6)	(2.5)	(1.3)	(1.2)
Other (income) expense, net	—	—	—	—	—	—
Income tax benefit (expense)	(1.3)	(3.0)	1.7	(4.1)	(6.7)	2.6
Net income (loss)	$7.6	$8.4	$(0.8)	17.1	18.5	(1.4)
Net income attributable to noncontrolling interest	(2.8)	(3.1)	0.3	(6.5)	(6.6)	0.1
Net income (loss) available for common stock	$4.8	$5.3	$(0.5)	$10.6	$11.9	$(1.3)

(a)
The generating facility located in Pueblo, Colorado, is accounted for as a capital lease under GAAP; therefore, depreciation expense for the original cost of the facility is recorded at the Electric Utility segment.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Operating Statistics:
Contracted fleet power plant availability -
Coal-fired plants	89.1%	90.4%	91.9%	95.2%
Gas-fired plants	99.5%	99.1%	99.5%	99.1%
Total availability	96.8%	96.9%	97.5%	98.1%

Second Quarter 2018 Compared with Second Quarter 2017

Net income available for common stock for the Power Generation segment was $4.8 million for the three months ended June 30, 2018, compared to Net income available for common stock of $5.3 million for the same period in 2017. Revenue was comparable to the same period in the prior year. Operating expenses increased from the same period in the prior year due to higher maintenance expenses primarily related to planned outage costs at the Wygen I facility, turbine maintenance expenses at the generating facility in Pueblo and higher depreciation. Interest expense increased from the same period in the prior year due to higher interest rates. The variance in tax expense to the prior year reflects the reduction in the federal corporate income tax rate from 35 percent to 21 percent from the TCJA, effective January 1, 2018.

Mining

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2018	2017	2018 vs. 2017	2018	2017	2018 vs. 2017
	(in millions)
Revenue	$16.9	$14.9	$2.0	$34.0	$31.5	$2.5

Operations and maintenance	11.1	9.8	1.3	22.0	20.9	1.1
Depreciation, depletion and amortization	2.0	2.1	(0.1)	3.9	4.2	(0.3)
Operating income	3.8	3.1	0.7	8.1	6.3	1.8

Interest expense, net	(0.2)	(0.1)	(0.1)	(0.3)	(0.1)	(0.2)
Other income (expense), net	(0.1)	0.5	(0.6)	(0.1)	1.1	(1.2)
Income tax benefit (expense)	(0.5)	(0.8)	0.3	(1.7)	(1.7)	—
Net income (loss) available for common stock	$3.0	$2.7	$0.3	$6.0	$5.6	$0.4

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Operating Statistics:	(in thousands)
Tons of coal sold	963	927	2,041	1,976
Cubic yards of overburden moved	2,380	1,961	4,402	4,065

Revenue per ton	$16.97	$16.12	$16.12	$15.94

Second Quarter 2018 Compared with Second Quarter 2017

Net income available for common stock for the Mining segment was $3.0 million for the three months ended June 30, 2018, compared to Net income available for common stock of $2.7 million for the same period in 2017. Revenue increased due to a 4 percent increase in tons sold and a 5 percent increase in price per ton sold driven by contract price adjustments based on actual mining costs. Current year revenue is also reflective of lease and rental revenue, previously reported in Other income (expense), net. During the current period, approximately 51 percent of the mine’s production was sold under contracts that include price adjustments based on actual mining costs, including income taxes.

Operating expenses increased primarily due to increased overburden removal and higher royalties and production taxes on increased revenues. Other income (expense), net decreased from the prior year due to the presentation change of lease and rental revenue to revenue in the current year, previously reported in other income (expense), net. The variance in tax expense to the prior year reflects the reduction in the federal corporate income tax rate from 35 percent to 21 percent from the TCJA, effective January 1, 2018.

Corporate and Other

Corporate and Other represents certain unallocated expenses for administrative activities and interest and taxes that support our reportable operating segments. Corporate and Other also includes business development activities that do not fall under our operating segments.

Second Quarter 2018 Compared with Second Quarter 2017

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	Variance	2018	2017	Variance
	(in millions)
Operating (loss) (a)	$(0.6)	$(2.4)	$1.8	$(2.3)	$(5.8)	$3.5

Other income (expense):
Interest (expense) income, net (a)	(0.5)	(0.7)	0.2	(1.2)	(1.3)	0.1
Other income (expense), net	0.2	(0.2)	0.4	0.2	(0.8)	1.0
Income tax benefit (expense)	(3.2)	(0.5)	(2.7)	(1.8)	4.6	(6.4)

Net income (loss) available for common stock	$(4.2)	$(3.8)	$(0.4)	$(5.1)	$(3.3)	$(1.8)

(a)	Includes certain general and administrative and interest expenses that are not reported as discontinued operations.

Second Quarter 2018 Compared with Second Quarter 2017

Net loss available for common stock for Corporate and Other was $(4.2) million for the three months ended June 30, 2018, compared to Net loss available for common stock of $(3.8) million for the three months ended June 30, 2017. The variance was driven by higher prior year operating costs previously allocated to BHEP which were not reclassified to discontinued operations. Income tax benefit (expense) increased in the current year due to higher state income tax expense impacting our quarterly adjustment to the projected annual effective tax rate.

Discontinued Operations

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2018	2017	2018 vs. 2017	2018	2017	2018 vs. 2017
	(in millions)
Revenue	$1.3	$6.1	$(4.8)	$5.2	$12.6	$(7.4)

Operations and maintenance	2.7	5.5	(2.8)	8.4	12.7	(4.3)
Depreciation, depletion and amortization	—	1.8	(1.8)	1.3	3.8	(2.5)
Loss (gain) on sale of operating assets	2.0	(0.2)	2.2	2.2	(0.2)	2.4
Operating (loss)	(3.4)	(0.9)	(2.5)	(6.7)	(3.6)	(3.1)

Other (income) expense, net	0.1	0.1	—	0.1	0.1	—
Income tax benefit (expense)	0.9	0.3	0.6	1.8	1.3	0.5
(Loss) from discontinued operations available for common stock	$(2.4)	$(0.6)	$(1.8)	$(4.8)	$(2.2)	$(2.6)

Second Quarter 2018 Compared with Second Quarter 2017

Net loss from discontinued operations was $(2.4) million for the three months ended June 30, 2018, compared to Net loss from discontinued operations of $(0.6) million for the same period in 2017. The variance to the prior year is driven by lower revenues due to current year and prior year property sales and higher losses on sales of operating assets, partially offset by lower oil and gas operating expenses and lower employee costs. Depreciation and depletion expense in the prior year is reflective of full cost accounting, which continued through November 1, 2017.

ABOUT BLACK HILLS CORP.
Black Hills Corp. (NYSE: BKH) is a customer-focused, growth-oriented utility company with a tradition of improving life with energy and a vision to be the energy partner of choice. Based in Rapid City, South Dakota, the company serves 1.25 million natural gas and electric utility customers in eight states: Arkansas, Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. More information is available at www.blackhillscorp.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. This includes, without limitations, our 2018 earnings guidance. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation, the risk factors described in Item 1A of Part I of our 2017 Annual Report on Form 10-K, and other reports that we file with the SEC from time to time, and the following:

•	The accuracy of our assumptions on which our earnings guidance is based;

•	The impact of the Tax Cuts and Jobs Act on customers, rate base, valuation of deferred tax assets and liabilities, interest expense and cash flow;

•
Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and favorable rulings in periodic applications to recover costs for capital additions, plant retirements and decommissioning, fuel, transmission, purchased power, and other operating costs and the timing in which new rates would go into effect and the results of regulatory proceedings regarding the effects of the TCJA;

•	Our ability to complete our capital program in a cost-effective and timely manner;

•	Our ability to receive regulatory approval to build the Natural Bridge Pipeline project;

•	The impact of future governmental regulation; and

•	Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

(Minor differences may result due to rounding.)

	Consolidating Income Statement
Three Months Ended June 30, 2018	Electric Utilities(a)	Gas Utilities	Power Generation(a)	Mining	Corporate	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim (a)	Other Inter-Co Eliminations	Discontinued Operations	Total
	(in millions)
Revenue	$168.3	$177.3	$1.5	$8.6	$—	$—	$—	$—	$—	$355.7
Intercompany revenue	5.3	0.3	20.4	8.3	93.6	—	0.9	(128.8)	—	—
Fuel, purchased power and cost of gas sold	64.3	68.1	—	—	0.1	1.7	—	(29.4)	—	104.7
Gross margin (b)	109.3	109.6	21.9	16.9	93.6	(1.7)	0.9	(99.4)	—	251.0

Operations and maintenance	45.1	71.7	10.0	11.1	79.2	—	—	(84.3)	—	132.8
Depreciation, depletion and amortization	24.6	21.4	1.6	2.0	5.5	(3.3)	2.3	(5.5)	—	48.7
Operating income (loss)	39.6	16.5	10.3	3.8	8.8	1.6	(1.4)	(9.6)	—	69.6

Interest expense, net	(14.0)	(20.7)	(1.3)	(0.2)	(36.2)	—	—	37.6	—	(34.9)
Interest income	0.8	1.4	—	—	27.1	—	—	(29.0)	—	0.3
Other income (expense)	(0.5)	(0.9)	—	(0.1)	39.6	—	—	(39.3)	—	(1.3)
Income tax benefit (expense)	(4.0)	2.5	(1.3)	(0.5)	(3.2)	(0.4)	0.3	—	—	(6.5)
Income (loss) from continuing operations	21.9	(1.2)	7.6	3.0	36.0	1.2	(1.1)	(40.3)	—	27.2
(Loss) from discontinued operations, net of tax	—	—	—	—	—	—	—	—	(2.4)	(2.4)
Net income (loss)	21.9	(1.2)	7.6	3.0	36.0	1.2	(1.1)	(40.3)	(2.4)	24.7
Net income attributable to noncontrolling interest	—	—	(2.8)	—	—	—	—	—	—	(2.8)
Net income (loss) available for common stock	$21.9	$(1.2)	$4.8	$3.0	$36.0	$1.2	$(1.1)	$(40.3)	$(2.4)	$21.9

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

(b)	Non-GAAP measure.

	Consolidating Income Statement
Six Months Ended June 30, 2018	Electric Utilities(a)	Gas Utilities	Power Generation(a)	Mining	Corporate	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim (a)	Other Inter-Co Eliminations	Discontinued Operations	Total
	(in millions)
Revenue	$335.7	$574.2	$3.6	$17.6	$—	$—	$—	$—	$—	$931.1
Intercompany revenue	11.4	0.7	41.4	16.5	184.9	—	1.7	(256.7)	—	—
Fuel, purchased power and cost of gas sold	131.4	277.7	—	—	0.1	3.3	—	(60.2)	—	352.3
Gross margin (b)	215.8	297.2	45.0	34.0	184.8	(3.3)	1.7	(196.5)	—	578.8

Operations and maintenance	90.2	142.6	18.1	22.0	158.2	—	—	(167.4)	—	263.7
Depreciation, depletion and amortization	49.2	42.7	3.2	3.9	10.9	(6.5)	4.7	(10.7)	—	97.3
Operating income (loss)	76.4	111.9	23.7	8.1	15.8	3.3	(3.0)	(18.3)	—	217.8

Interest expense, net	(28.1)	(41.8)	(2.5)	(0.3)	(74.7)	—	—	77.2	—	(70.2)
Interest income	1.6	2.7	—	—	56.1	—	—	(59.8)	—	0.6
Other income (expense)	(0.7)	(0.8)	—	(0.1)	288.4	—	—	(288.2)	—	(1.4)
Income tax benefit (expense)	(7.5)	34.3	(4.1)	(1.7)	(1.8)	(0.8)	0.7	—	—	19.3
Income (loss) from continuing operations	41.7	106.5	17.1	6.0	283.7	2.5	(2.3)	(289.0)	—	166.1
(Loss) from discontinued operations, net of tax	—	—	—	—	—	—	—	—	(4.8)	(4.8)
Net income (loss)	41.7	106.5	17.1	6.0	283.7	2.5	(2.3)	(289.0)	(4.8)	161.4
Net income attributable to noncontrolling interest	—	—	(6.5)	—	—	—	—	—	—	(6.5)
Net income (loss) available for common stock	$41.7	$106.5	$10.6	$6.0	$283.7	$2.5	$(2.3)	$(289.0)	$(4.8)	$154.9

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

(b)	Non-GAAP measure.

	Consolidating Income Statement
Three Months Ended June 30, 2017	Electric Utilities(a)	Gas Utilities	Power Generation(a)	Mining	Corporate	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim (a)	Other Inter-Co Eliminations	Discontinued Operations	Total
	(in millions)
Revenue	$165.5	$166.4	$1.5	$8.4	$—	$—	$—	$—	$—	$341.8
Intercompany revenue	2.9	—	20.3	6.5	86.3	—	0.8	(116.8)	—	—
Fuel, purchased power and cost of gas sold	62.3	62.4	—	—	—	1.5	—	(27.9)	—	98.2
Gross margin (b)	106.2	104.1	21.8	14.9	86.3	(1.5)	0.8	(88.9)	—	243.7

Operations and maintenance	44.3	65.0	8.5	9.8	74.7	—	—	(75.3)	—	127.0
Depreciation, depletion and amortization	23.1	20.9	1.1	2.1	5.5	(3.3)	2.8	(5.4)	—	46.8
Operating income (loss)	38.8	18.2	12.2	3.1	6.1	1.8	(2.0)	(8.3)	—	69.8

Interest expense, net	(13.7)	(20.1)	(1.0)	(0.1)	(37.5)	—	—	38.2	—	(34.2)
Interest income	0.8	0.5	0.3	—	28.6	—	—	(29.9)	—	0.3
Other income (expense)	0.6	(0.2)	—	0.5	41.0	—	—	(41.1)	—	0.7
Income tax benefit (expense)	(7.6)	1.3	(3.0)	(0.8)	(0.6)	(0.7)	0.8	—	—	(10.7)
Income (loss) from continuing operations	18.8	(0.3)	8.4	2.7	37.5	1.1	(1.3)	(41.1)	—	25.9
(Loss) from discontinued operations, net of tax	—	—	—	—	—	—	—	—	(0.6)	(0.6)
Net income (loss)	18.8	(0.3)	8.4	2.7	37.5	1.1	(1.3)	(41.1)	(0.6)	25.3
Net income attributable to noncontrolling interest	—	—	(3.1)	—	—	—	—	—	—	(3.1)
Net income (loss) available for common stock	$18.8	$(0.3)	$5.3	$2.7	$37.5	$1.1	$(1.3)	$(41.1)	$(0.6)	$22.2

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

(b)	Non-GAAP measure.

	Consolidating Income Statement
Six Months Ended June 30, 2017	Electric Utilities(a)	Gas Utilities	Power Generation(a)	Mining	Corporate	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim (a)	Other Inter-Co Eliminations	Discontinued Operations	Total
	(in millions)
Revenue	$337.7	$531.3	$3.6	$16.8	$—	$—	$—	$—	$—	$889.4
Intercompany revenue	6.8	—	41.8	14.7	175.1	—	1.5	(239.9)	—	—
Fuel, purchased power and cost of gas sold	130.7	243.7	—	—	—	2.9	—	(59.4)	—	317.9
Gross margin (b)	213.8	287.6	45.4	31.5	175.0	(2.9)	1.5	(180.5)	—	571.4

Operations and maintenance	85.1	135.7	16.6	20.9	153.0	—	—	(153.4)	—	257.9
Depreciation, depletion and amortization	46.0	41.7	2.3	4.2	10.6	(6.5)	5.6	(10.4)	—	93.5
Operating income (loss)	82.7	110.2	26.5	6.3	11.4	3.6	(4.1)	(16.7)	—	220.0

Interest expense, net	(27.9)	(40.4)	(1.8)	(0.1)	(75.2)	—	—	76.8	—	(68.7)
Interest income	1.6	1.0	0.6	—	57.3	—	—	(60.1)	—	0.3
Other income (expense)	0.9	—	—	1.1	173.1	—	—	(173.9)	—	1.1
Income tax benefit (expense)	(16.3)	(24.9)	(6.7)	(1.7)	4.4	(1.4)	1.5	—	—	(45.0)
Income (loss) from continuing operations	41.1	45.8	18.5	5.6	170.9	2.3	(2.6)	(174.0)	—	107.6
(Loss) from discontinued operations, net of tax	—	—	—	—	—	—	—	—	(2.2)	(2.2)
Net income (loss)	41.1	45.8	18.5	5.6	170.9	2.3	(2.6)	(174.0)	(2.2)	105.5
Net income attributable to noncontrolling interest	—	(0.1)	(6.6)	—	—	—	—	—	—	(6.7)
Net income (loss) available for common stock	$41.1	$45.7	$11.9	$5.6	$170.9	$2.3	$(2.6)	$(174.0)	$(2.2)	$98.7

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

(b)	Non-GAAP measure.

Investor Relations:
Jerome E. Nichols
Phone	605-721-1171
Email	investorrelations@blackhillscorp.com

Media Contact:
24-hour Media Assistance	888-242-3969